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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DISCOVERY PARTNERS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

April 18, 2005

Dear Stockholder:

        You are cordially invited to attend the annual meeting of the stockholders of Discovery Partners International, Inc. to be held on Thursday, May 12, 2005 at 11:00 a.m. Pacific Daylight Time, at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121.

        Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        If you do not plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope or vote by telephone or by using the Internet in accordance with the instructions on the enclosed proxy. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

        We look forward to seeing you at the annual meeting.

San Diego, California	Riccardo Pigliucci Chief Executive Officer and Chairman of the Board

          YOUR VOTE IS IMPORTANT

  In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States.    You may also vote by telephone or by using the Internet. Voting instructions are included with your proxy card. If you vote by telephone or by using the Internet you do not need to return the proxy card.

DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2005

Dear Stockholder:

        The annual meeting of stockholders of Discovery Partners International, Inc. (the "Company") will be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121 on Thursday, May 12, 2005 at 11:00 a.m. Pacific Daylight Time, for the following purposes:

  1.
  To elect two directors to serve for three-year terms ending at the 2008 annual meeting of stockholders or until their successors are duly elected. Management and the board of directors have nominated the following persons for election at the meeting: Mr. John P. Walker and Dr. Alan J. Lewis.

  2.
  To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005.

  3.
  To transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

        Stockholders of record at the close of business on March 23, 2005 will be entitled to notice of and to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided or by telephone or by using the Internet. Voting instructions are included with your proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to ensure that all of your shares will be voted. If you attend the annual meeting and vote by ballot, any proxy you gave will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

                      By Order of the Board of Directors

                      CRAIG S. KUSSMAN
                      Chief Financial Officer and Secretary

April 18, 2005

DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held
May 12, 2005

GENERAL

        The enclosed proxy is solicited on behalf of the board of directors of Discovery Partners International, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on May 12, 2005 (the "Annual Meeting") and at any adjournments or postponements of the Annual Meeting. References to "we", "our", and "us" and similar references also refer to the Company. The Annual Meeting will be held at 11:00 a.m. Pacific Daylight Time, at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121. Stockholders of record on March 23, 2005 will be entitled to notice of and to vote at the Annual Meeting.

        This proxy statement and accompanying proxy were first mailed to stockholders on or about April 18, 2005.

Purpose of the Meeting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Voting

        On March 23, 2005, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 26,182,301 issued and outstanding shares of common stock, par value $.001. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 23, 2005. Stockholders may not cumulate votes in the election of directors.

        All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

        With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. However, the directors will be elected by plurality vote. The two nominees receiving the highest number of affirmative votes will be elected. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of the outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions are not affirmative votes and therefore will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether any of those proposals have been approved.

Proxies for Stockholders of Record

        If your Discovery Partners International shares are registered directly in your name with our transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this proxy statement sent to you. You may vote your shares by mailing a completed and signed proxy card in the envelope provided with the proxy card. In addition, as a stockholder of record, you may use the control number and instructions printed on your proxy card to vote by telephone or by Internet at www.voteproxy.com.

        If the enclosed form of proxy is properly signed and returned, the shares will be voted at the Annual Meeting in accordance with the instructions you write on the proxy. If the proxy is signed and returned but does not specify how the shares are to be voted, the proxy will be voted FOR the election of the director nominees proposed by the board unless the authority to vote for the election of such director nominee(s) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and this proxy statement, and in the discretion of the proxyholders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Chief Financial Officer and Secretary of the Company at the Company's principal executive offices at 9640 Towne Centre Drive, San Diego, CA 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. All shares subject to a valid proxy received before the Annual Meeting will be voted.

Voting Instructions for Beneficial Owners

        If your Discovery Partners International shares are held by a stockbroker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner rather than a stockholder of record, and your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make Internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

Solicitation

        The Company will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by regular or electronic mail.

Discretionary Authority to Vote on Stockholder Proposals

        The proxy solicited by the board of directors for the Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

        The Company's Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The board of directors currently consists of seven persons. The class whose term of office expires and that is up for election at the Annual Meeting currently consists of two directors: Mr. John P. Walker and Dr. Alan J. Lewis. Each director elected to this class will serve for a term of three years, expiring at the 2008 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal. Mr. Walker and Dr. Lewis are currently directors of the Company. The Nominating and Corporate Governance Committee recommended to the board of directors that Mr. Walker and Dr. Lewis each be nominated as a director for election at the Annual Meeting.

        The Company's Certificate of Incorporation and Bylaws have fixed the size of the Company's board of directors at eight directors. As of the Annual Meeting there will be one vacancy on the board of directors in the class whose term of office expires at the 2007 annual meeting of stockholders. Only directors that will serve as members of the class of directors whose term expires at the 2008 annual meeting of stockholders will be elected at the annual meeting, and proxies cannot be voted for a greater number of directors than two.

        The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee that may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

        It is the Company's policy to invite its directors, including the nominees for director, to its annual meetings of stockholders. All of the Company's directors attended the 2004 annual meeting of stockholders.

Directors and Nominees

        Set forth below is information regarding director nominees and our continuing directors (all ages set forth below are as of March 31, 2005).

  Nominees for Term Ending Upon the 2008 Annual Meeting of Stockholders

        John P. Walker, age 56, has served as a member of our board of directors since April 2000. Since January of 2000 Mr. Walker, acting primarily as an independent consultant and investor, has served as interim Chief Executive Officer of KAI Pharmaceuticals, a private pharmaceutical company, Chairman and Chief Executive Officer of Bayhill Therapeutics, a private pharmaceutical company, Chairman of Microcide Corporation, a pharmaceutical company, and currently Chairman and Interim Chief Executive Officer of Guava Technologies, Inc., a private biotechnology company and an investment advisor with MDS Corporation. From February 1993 to May 2001, Mr. Walker served as Chairman of Axys Pharmaceuticals, a publicly traded biotechnology company, and as a member of the board of directors until Axys Pharmaceuticals was acquired by Applera in November 2001. From 1993 to January 2001, he was also Chief Executive Officer of Axys Pharmaceuticals (including service from 1993 to 1997 as CEO of Arris Pharmaceutical Corporation, a predecessor corporation of Axys Pharmaceuticals). Mr. Walker also serves as a director of Geron Corporation, a biotechnology company, and Vice Chairman of Renovis, Inc., a biopharmaceutical company. He received a B.A. from the State University of New York, at Buffalo and completed the Advanced Management program at The Kellogg School of Management at Northwestern University.

        Alan J. Lewis, Ph.D., age 59, has served as a member of our board of directors since April 2000. Since 2000, Dr. Lewis has been President of the Signal Research Division of Celgene Corporation, a biopharmaceutical company. From 1996 to 2000, Dr. Lewis was Chief Executive Officer and a director of Signal Pharmaceuticals, Inc. ("Signal"), a drug discovery company. From 1994 to 1996, he was President of Signal. Prior to joining Signal, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation, a pharmaceutical company, where he served as Vice President of Research from 1990 to 1994. Dr. Lewis received a B.S. in physiology and biochemistry from Southampton University and a Ph.D. in pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR Mr. John P. Walker and Dr. Alan J. Lewis.

  Continuing Directors for Term Ending Upon the 2007 Annual Meeting of Stockholders

        Herm Rosenman, age 57, has served as a member of our board of directors since December 2003. Since 2001, Mr. Rosenman has served as Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a public clinical diagnostics company. From 1997 to 2000, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a private holding company with interests in consumer products. From 1994 to 1997, he was President and Chief Executive Officer of Radnet Management, Inc., a public diagnostic imaging services company. Mr. Rosenman, CPA, received a BBA in Accounting and Finance from Pace College, and an MBA in Finance from The Wharton School of the University of Pennsylvania.

        Sir Colin T. Dollery, age 74, has served as a member of our board of directors since March 2001. Since 1996, Sir Dollery has served as Senior Consultant, Research & Development, to GlaxoSmithKline PLC (formerly SmithKline Beecham), a public pharmaceutical company. From 1991 to 1996, he was the dean of the Royal Post Graduate Medical School of the University of London. Sir Dollery received a B.S. in physiology and a medical degree (M.B., Ch.B.) from the University of Birmingham in Birmingham, England.

  Continuing Directors for Term Ending Upon the 2006 Annual Meeting of Stockholders

        Riccardo Pigliucci, age 58, has served as our Chief Executive Officer since May 1998 and chairman of our board of directors since May 1999. He previously served as Chief Executive Officer of Life Sciences International PLC, a supplier of scientific equipment and consumables to research, clinical and industrial markets, from 1996 to 1997. Mr. Pigliucci is also a director of Biosphere Medical, a medical device company, and Dionex Corporation, a provider of instrumentation and related accessories and chemicals.

        Harry F. Hixson, Jr., Ph.D., age 66, has served as a member of our board of directors since May 2001. Dr. Hixson currently serves as the Chairman and Chief Executive Officer of BrainCells, Inc., a private biopharmaceutical company. He served as Chairman and Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, from February 1998 to May 2003 and as Chairman until November 2004. Dr. Hixson is also a director of SEQUENOM, a public human genetics products and services company and Arena Pharmaceuticals, a public pharmaceutical company. Dr. Hixson holds a Ph.D. in physical biochemistry from Purdue University, a M.B.A. from The University of Chicago and a B.S. degree in chemical engineering from Purdue University.

        Michael C. Venuti, Ph.D., age 51, has served as a member of our board of directors since May 2003. Effective March 31, 2005, Dr. Venuti was appointed our Chief Scientific Officer. Dr. Venuti was designated by Axys Pharmaceuticals, pursuant to a Standstill Agreement between Axys Pharmaceuticals and us, for inclusion on our management slate of board of director nominees for the class of directors whose term expires at the 2006 annual meeting of stockholders. In May 2004, the Standstill Agreement was terminated and Dr. Venuti no longer serves as a designee of Axys Pharmaceuticals. Dr. Venuti was Senior Vice President of Pharmacogenomics of the Celera Genomics Group of Applera Corporation from May 2003 to March 2005, and previously was named Senior Vice President of Research of Celera Genomics and General Manager of Celera South San Francisco when Applera acquired Axys Pharmaceuticals in November 2001. From November 1994 through November 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals and a predecessor company, Arris Pharmaceutical Corporation, and was Senior Vice President of Research and Pre-clinical Development and Chief Technical Officer of Axys Pharmaceuticals at the time it was acquired by Applera. During his employment at Axys Pharmaceuticals and Arris Pharmaceutical Corporation, Dr. Venuti was actively involved with formation and management of the combinatorial chemistry business, which was later named Axys Advanced Technologies, and which we subsequently acquired in May 2000. Dr. Venuti received an A. B. degree in Chemistry from Dartmouth College and holds a Ph.D. in organic chemistry from The Massachusetts Institute of Technology. Dr. Venuti completed postdoctoral training at the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

Independence of the Board of Directors

        As required under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as "independent," as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that our determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, our board has affirmatively determined that all of our directors are independent directors within the meaning of Rule 4200(a)(15) of the applicable Nasdaq listing standards, except for Mr. Pigliucci, our Chief Executive Officer and Dr. Venuti, our Chief Scientific Officer.

Board Meetings and Committees

        Our board of directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee.

        In fiscal 2004, the board of directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.discoverypartners.com.

        Our board of directors held a total of nine meetings and acted by unanimous written consent three times during the fiscal year ended December 31, 2004. During such year, each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of the board on which he served which were held during the periods in which he served.

        As required under applicable Nasdaq listing standards, in fiscal 2004 the Company's independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Discovery Partners International at 9640 Towne Centre Drive, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, Nominating and Corporate Governance or the Mergers and Acquisitions Committee.

        The Audit Committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including having the sole authority to appoint, retain or terminate our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices, reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; established procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and meets to review the Company's annual audited financial statements and quarterly reviewed financial statements with management and the independent auditor, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The current members of our Audit Committee are Mr. Rosenman, Dr. Lewis and Sir Dollery, each of whom is independent as defined under Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. In addition, our board of directors has determined that Mr. Rosenman qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held six meetings during the fiscal year ended December 31, 2004. The Audit Committee is governed by a written charter that was approved by our board of directors.

        The Compensation Committee determines the salaries of management employees and benefits for our employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and stock purchase plans. The current members of our Compensation Committee are Mr. Walker, Sir Dollery and Dr. Hixson, each of whom is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. The Compensation Committee held three meetings during the fiscal year ended December 31, 2004.

        The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on our board and committees thereof and nominates specific individuals to be elected as our officers by the board. The Nominating and Corporate Governance Committee met two times in regularly scheduled meetings. Our current Nominating and Corporate Governance Committee charter can be found at our corporate web site at www.discoverypartners.com. The current members of our Nominating and Corporate Governance Committee are Dr. Hixson, Dr. Lewis and Mr. Rosenman, each of whom is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee was formed in February 2004. In his role as Chairman of the Nominating and Corporate Governance Committee, Dr. Hixson will serve as lead director to interface on behalf of the other outside directors with management on strategic and other issues and to perform other activities determined by our board.

        The Nominating and Corporate Governance Committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The Nominating and Corporate Governance Committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, experience in the markets the Company serves, and the ability to exercise sound business judgment. However, the Nominating and Corporate Governance Committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the current needs of the board of directors and the Company, and seeks to maintain a balance of knowledge, experience and capability, and to avoid potential conflicts of interest. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether a particular candidate must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence.

        The Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders at this time. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for membership on the Company's board.

Stockholder Communications with the Board of Directors

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Discovery Partners International at 9640 Towne Centre Drive, San Diego, California 92121. Communications also may be sent by e-mail to the following address: board@discoverypartners.com. Any communications sent must state the number of shares owned by the stockholder making the communication. All communications will be compiled by the Secretary of the Company and submitted to the Board or member of the Board to whom it is directed. The aforementioned information is also available on the Company's website at www.discoverypartners.com.

Director Compensation

        During 2004, we paid each of our non-employee directors, which consisted of Messrs. Dieter Hoehn (who resigned on May 13, 2004), Walker, Rosenman and Sir Dollery and Drs. Hixson, Venuti and Lewis, an annual retainer totaling $20,000 and $1,000 for each committee meeting attended, plus reimbursement of related expenses and $5,000 for various consultations. Through May 2004 fees otherwise payable to Dr. Venuti, who served as the designee for Applera Corporation, were paid directly to Applera. Dr. Hixson received an additional $10,000 for services he performs in his role as lead director and Mr. Rosenman received an additional $10,000 for his services as Chairman of the Audit Committee. In addition, each current non-employee director who was a non-employee director at the time of our 2000 initial public offering of common stock (the "IPO") received a non-qualified option to purchase 25,000 shares of our common stock following the completion of the IPO. Each of these options has an exercise price of $19.88.

        Under our automatic option grant program, which is a component of our 2000 Stock Incentive Plan, each individual who first became a non-employee board member at any time after the completion of the IPO automatically received an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of the IPO, each non-employee board member who continues to serve as a non-employee board member will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

        Each automatic grant made under the automatic option grant program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a term of 10 years, subject to earlier termination or repurchase following the optionee's cessation of board service. Each such automatic grant made before January 1, 2003 is immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. Each such automatic grant made after January 1, 2003 is exercisable as the options vest. The shares subject to the automatic grant options will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date, except that the shares subject to each annual 10,000-share automatic option grant vest upon the optionee's completion of one year of board service measured from the grant date. All of the shares subject to these options will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. Mr. Walker, Sir Dollery and Drs. Venuti and Lewis each received a non-qualified option pursuant to the automatic grant program to purchase 10,000 shares of our common stock at an exercise price of $5.20 on May 13, 2004, the date of the 2004 annual stockholders meeting. Mr. Walker, for his service as Chair of the Compensation Committee, received an additional non-qualified option for 5,000 shares of our common stock, and Mr. Rosenman, for his service as Chair of the Audit Committee, received a non-qualified option for 5,000 shares of common stock, at an exercise price of $5.20 on May 13, 2004. In addition, Mr. Rosenman received a non-qualified option for 10,000 shares of common stock at an exercise price of $5.35 on June 4, 2004, the six-month anniversary as a director, in lieu of the automatic option grant.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS

        We are asking the stockholders to ratify the Audit Committee's selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2005. Neither Ernst & Young LLP nor any of its members has any relationship to us or any of our affiliates, except in the firm's capacity as our auditors.

        In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee feels that such a change would be in our and our stockholders' best interests.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

        The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP to us for the fiscal years ended December 31, 2004 and 2003:

	2004	2003
Audit Fees(1)	$488,440	$181,900
Audit Related Fees(2)	6,230	11,335
Tax Fees(3)	172,664	61,530
All Other Fees(4)	51,076	—

	$718,410	$254,765

(1)
Audit fees relate to the annual audit of our consolidated financial statements and audit of internal controls over financial reporting in 2004, statutory audits of our foreign subsidiaries, reviews of our consolidated financial statements included in our Form 10-Qs for 2004 and services normally provided in connection with registration statements and regulatory filings.

(2)
Audit related fees related primarily to accounting consultations and an annual subscription fee to an online accounting service in the United States.

(3)
Tax related fees are for services related to tax compliance ($82,150 in 2004 and $55,400 in 2003), tax advice, and tax planning in the United States, Switzerland, the United Kingdom, Japan and India.

(4)
Fees related primarily to consultations regarding compliance with government contract accounting and reporting standards related to the contract entered into in fiscal 2004 with the National Institutes of Health.

        All services and the related fees described above were approved in advance by our Audit Committee.

Pre-Approval Policies And Procedures

        Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

Recommendation of the Board of Directors

        The board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the year ending December 31, 2005.

Board Audit Committee Report

  The following is a report of the Audit Committee.

        The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Ernst & Young LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with U.S. generally accepted accounting principles.

        The Audit Committee currently consists of three directors each of whom, in the judgment of the board, is an "independent director" as defined in the current listing standards for the Nasdaq Stock Market. In addition, the board of directors has unanimously determined that Mr. Rosenman, Chairman of the Audit Committee, qualifies as an "audit committee financial expert" within the meaning of the Securities and Exchange Commission regulations. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. No members of the Audit Committee received any compensation from the Company during the last fiscal year other than directors' fees.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with Company management and with Ernst & Young LLP, the Company's independent auditors. The Committee also reviewed the Company's procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company's Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

        The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has met with Ernst & Young LLP to discuss the overall scope of Ernst & Young LLP's audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting.

        The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company. The Committee adopted guidelines requiring review and pre-approval by the Committee of audit and non-audit services performed by Ernst & Young LLP for the Company. The Committee has reviewed and considered the compatibility of Ernst & Young LLP's performance of non-audit services with the maintenance of Ernst & Young LLP's independence as the Company's independent auditor.

        Based on the review and discussions referred to above in this report, the Audit Committee approved the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors Herm Rosenman, Chairman Alan Lewis, Ph.D. Sir Colin Dollery

OTHER MATTERS

        The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares in their own discretion. By the execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

        The following table shows information known to us with respect to the beneficial ownership of our common stock as of January 31, 2005 by:

  •
  each person or group of affiliated persons who is known by us to own beneficially more than 5% of our common stock;

  •
  each of our directors and nominees for director;

  •
  each of our current officers named in the Summary Compensation Table below (collectively referred to as the "Named Executive Officers"); and

  •
  all of our directors and executive officers as a group.

        To our knowledge and except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The column titled "Number of Shares Beneficially Owned" includes shares of common stock subject to stock options and/or warrants, which were exercisable or will become exercisable within 60 days after January 31, 2005. These shares underlying options and/or warrants are deemed outstanding for computing the percentage of the person or group holding such options and/or warrants, but are not deemed outstanding for computing the percentage of any other person or group. The address for those persons for which an address is not otherwise indicated is: 9640 Towne Centre Drive, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
Directors and Named Executive Officers
Riccardo Pigliucci(1)	885,257	3.4
Craig Kussman(2)	258,750	1.0
Taylor Crouch(3)	199,998	*
John Lillig(4)	131,250	*
Douglas Livingston, Ph.D.(5)	81,248	*
Sir Colin T. Dollery(6)	50,000	*
Harry F. Hixson Jr., Ph.D.(7)	38,750	*
Alan J. Lewis, Ph.D.(8)	55,000	*
Herm Rosenman(9)	6,250	*
Michael C. Venuti, Ph.D.(10)	11,250	*
John P. Walker(11)	55,000	*
All directors and executive officers as a group (14 persons)	2,010,947	7.3
Other Five Percent Stockholders
Royce & Associates LLC(12)	3,164,300	12.1
Heartland Advisors, Inc.(13)	3,189,450	12.2
William Blair & Company, LLC(14)	3,122,665	12.0
Wells Fargo & Company(15)	2,687,565	10.3
Strong Capital Management, Inc.(16)	2,565,173	9.8
Dimensional Fund Advisors Inc.(17)	1,573,859	6.0

*
Less than 1%

(1)
Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005 and 18,750 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(2)
Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005 and 8,750 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(3)
Includes 199,998 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005. Mr. Crouch, our former Chief Operating Officer, left the Company in January 2005.

(4)
Includes 120,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005 and 3,250 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(5)
Consists of 81,248 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(6)
Consists of 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(7)
Consists of 38,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(8)
Consists of 55,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(9)
Consists of 6,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(10)
Consists of 11,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(11)
Consists of 55,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2005.

(12)
The stockholder's business address is 1414 Avenue of the Americas, New York, NY 10019. Royce & Associates LLC has sole voting power over the shares.

(13)
Based on information reported in a Form 13G filed with the Securities and Exchange Commission on January 18, 2005. These 3,189,450 shares held by Heartland Advisors, Inc. may also be deemed beneficially owned by William J. Nasgovitz as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc and William J. Nasgovitz have shared voting power over 2,579,850 shares and shared dispositive power over 3,189,450 shares. The stockholder's business address is 789 North Water Street, Milwaukee, WI 53202.

(14)
The stockholder's business address is 222 W. Adams Street, Chicago, IL 60606. William Blair & Company LLC has sole voting power over the shares.

(15)
Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 22, 2005. Affiliated entity Wells Capital Management Incorporated holds 619,610 shares of voting power and 2,591,560 shares of dispositive power. Affiliated entity Wells Fargo Funds Management, LLC holds 2,051,675 of sole voting power. Wells Fargo & Company, as parent holding company, is deemed to hold 2,671,285 shares of voting power and 2,591,560 of dispositive power. The stockholder's business addresses are as follows; Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104, Wells Capital Management Incorporated and

  Wells Fargo Funds Management, LLC, 525 Market Street, San Francisco, CA 94105. Wells Fargo & Company and affiliates disclaim beneficial ownership.

(16)
The stockholder's business address is 100 Heritage Reserve, Menomonee Falls, WI 53051. Strong Capital Management Inc. has sole voting power over the shares.

(17)
The stockholder's business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. has sole voting power over the shares, however, disclaims beneficial ownership.

EXECUTIVE OFFICERS

        The executive officers of the Company as of March 31, 2005 are as follows:

Name	Age	Position
Riccardo Pigliucci	58	Chief Executive Officer and Chairman
Michael C. Venuti, Ph.D.	51	Chief Scientific Officer
Craig Kussman	46	Chief Financial Officer, Senior Vice President Finance and Administration and Secretary
John Lillig	55	Chief Technology Officer, Vice President, Discovery Systems
Douglas Livingston, Ph.D	50	Senior Vice President
Urs Regenass, Ph.D	54	Vice President and General Manager, Integrated Drug Discovery
Richard Neale	41	Corporate Vice President, Business Operations and Alliances
Daniel Harvey, Ph.D	45	Vice President and General Manager, Discovery Chemistry

Business Experience of Executive Officers

        Riccardo Pigliucci has served as our Chief Executive Officer since May 1998 and chairman of our board of directors since May 1999. See "Proposal 1—Election of Directors" for a discussion of his business experience.

        Michael C. Venuti has served as our Chief Scientific Officer since March 31, 2005 and as a member of our board of directors since May 2003. See "Proposal 1—Election of Directors" for a discussion of his business experience.

        Craig Kussman has served as our Chief Financial Officer since November 2001. From August 2000 until joining us, he served as Executive Vice President and Chief Financial Officer of SYNAVANT, Inc., a provider of pharmaceutical relationship management solutions. From July 1998 to August 2000, Mr. Kussman served as Senior Vice President, Corporate Development at IMS HEALTH, a provider of information solutions to the pharmaceutical and healthcare industries. From November 1996 to June 1998, Mr. Kussman served as Vice President, Corporate Development and also Vice President—Mergers and Acquisitions of Cognizant Corp., a provider of pharmaceutical, information technology, and media information and services. From May 1991 to October 1996, Mr. Kussman served as Assistant Vice President Financial Planning of The Dun and Bradstreet Corporation, a provider of business information and technology. Mr. Kussman holds a B.A. degree cum laude in economics and mathematics from Pomona College and an M.B.A. in finance from the Wharton School of Business of the University of Pennsylvania, where he graduated with distinction.

        John Lillig has served as our Chief Technology Officer since August 1999, as Vice President of our Discovery Systems since June 2001, and has been a Vice President of the Company since August 1996.

From 1991 until 1996, he served as Division Manager of the Analytical Systems Division of Bio-Rad Laboratories, a provider of analytical instrumentation and clinical diagnostics. Prior to that, Mr. Lillig served in positions of increasing responsibility, including Director of Engineering, for 18 years at Beckman Instruments, a provider of life science and clinical diagnostic systems. Mr. Lillig received a B.S. in electrical engineering from California Polytechnic University.

        Douglas Livingston, Ph.D. has served as our Senior Vice President since December 2002. Dr. Livingston served as our Senior Vice President and General Manager of Discovery Chemistry from December 2002 to December 2004. From July 2000 until joining us, Dr. Livingston was Vice President of Chemistry and New Technologies at Structural Genomix. From August 1999 to June 2000, Dr. Livingston served as the Director of Chemistry at the Genomics Institute of the Novartis Research Foundation and as a consultant to Discovery Partners. From January 1998 to July 1999, he was Vice President of Combinatorial Chemistry in Axys Pharmaceuticals' Advanced Technologies Division, which we acquired in 2000. From May 1996 to January 1998, Dr. Livingston served as Director of Bioorganic Chemistry for Axys Pharmaceuticals. Dr. Livingston received his undergraduate education at the University of Washington, his Ph.D. in organic synthetic chemistry from Columbia University, and completed a postdoctoral fellowship in bioorganic chemistry at the ETH-Zurich.

        Urs Regenass, Ph.D. has served as our Vice President and General Manager of Integrated Drug Discovery since January 2003 and was Vice President of Biology from April 2001 until January 2003. From 1999 to April 2001, Dr. Regenass was Global Head for Knowledge/Information Management at Novartis, a pharmaceutical company, and from 1994 to 1999 he was Global Head of Core Technology Area in Research, first at Ciba-Geigy, Ltd. then at Novartis, a pharmaceutical company formed by the merger of Ciba-Geigy, Ltd. and Sandoz in 1996. Dr. Regenass joined Ciba-Geigy in 1981 in Oncology and served as a project and unit head until 1994. He received his Ph.D. in Cell Biology and Genetics from the Biocenter, University of Basel, Switzerland and completed his postdoctoral work at Jackson Laboratory, Bar Harbor, Maine.

        Richard Neale has served as Corporate Vice President Business Operations and Alliances since January 2005. Prior to this position, he was our Vice President, Business Operations since November 2002. Mr. Neale joined Discovery Partners International in January 2001 through its acquisition of Systems Integrated Drug Discovery Company (SIDDCO). At the time of the acquisition he was serving as the Company's Vice President, Business Operations. Prior to joining SIDDCO, he served as the Vice President of Corporate Development and General Legal Counsel at Novopharm Biotech (now Viventia), a biotechnology company with multiple clinical products. Mr. Neale previously practiced in the corporate law group in a major Toronto law firm, Davies Ward Phillips & Vineberg where he focused on mergers, acquisitions and financings. Mr. Neale holds a B.Sc. in Chemistry and Microbiology from the University of Guelph, as well as an M.B.A. and a law degree from Dalhousie University.

        Daniel Harvey, Ph.D has served as Vice President and General Manager of Discovery Chemistry since January 2005. Dr. Harvey joined Discovery Partners International in October 2001 as Director of Chemistry, San Diego Chemistry Operations. In April 2003 he became Senior Director, Synthetic Chemistry and served in this capacity until September 2004. From September 2004 to January 2005 he was Vice President, Chemistry Project Management. Prior to joining the Company, he was Associate Professor of Chemistry at the University of California, San Diego and after joining the Company continued to serve as an Adjunct Associate Professor at the University of California, San Diego until December 2004. Dr. Harvey received his undergraduate education in chemistry at the University of California, Santa Barbara, his Ph.D. in synthetic organic chemistry from Yale University and was a Miller Foundation Postdoctoral Fellow at the University of California, Berkeley.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2004 and whose salary and bonus for the 2004 fiscal year was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2004, 2003 and 2002. The listed individuals are collectively referred to as the "Named Executive Officers".

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation (2)	Restricted Stock Awards($)(3)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(4)
Riccardo Pigliucci Chief Executive Officer	2004 2003 2002	460,000 440,875 424,412	94,163 346,037 50,000	— — —	526,000 405,000 —	— — 100,000	9,762 10,612 3,472
Taylor Crouch(5) Former Chief Operating Officer	2004 2003 2002	349,266 331,500 156,458	106,827 196,248 28,438	28,100 78,200	263,000 189,000 —	— — 300,000	7,310 6,736 107,518
Craig Kussman Chief Financial Officer	2004 2003 2002	302,566 288,125 275,000	86,841 168,379 41,250	— 15,200 74,700	263,000 189,000 —	— — —	7,140 6,789 98,457
John Lillig Chief Technology Officer	2004 2003 2002	246,250 238,375 227,500	37,751 87,092 35,000	— — —	131,500 70,200 —	— — 30,000	8,433 7,178 1,118
Douglas Livingston Senior Vice President	2004 2003 2002	266,667 260,000 21,667	47,691 103,785 —	— — —	— — —	— 150,000 —	7,484 6,705 —

(1)
The amounts in this column represent bonuses that were compensation for services performed in the fiscal year indicated, but were set by the Compensation Committee and paid to the executive officers in the next fiscal year. For example, Mr. Pigliucci's bonus of $94,163 for 2004 was compensation for services he performed in the fiscal year ended December 31, 2004, but was set by the Compensation Committee and paid to Mr. Pigliucci in 2005. Awards under the bonus plan are determined based on overall corporate financial performance as well as achievement of individual performance objectives.

(2)
As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain "perquisites and other personal benefits" where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000. In 2003 and 2002, Mr. Kussman received payments for reimbursement of personal income taxes on relocation payments of $15,200 and $74,700, respectively. In 2003 and 2002, Mr. Crouch received payments for reimbursement of personal income taxes on relocation payments of $28,100 and $78,200, respectively

(3)
Value of restricted stock is equal to the fair market value of the securities at the date of grant multiplied by the number of shares awarded. Restricted stock was granted in August 2003 at a value of $5.40 per share and in July 2004 at a value of $5.26 per share, and vest over a five-year period, subject to accelerated vesting if the closing price of the Company's common stock achieves specified levels. To date, the Company has not paid any dividends and does not anticipate paying any dividends on its common stock in the foreseeable future.

(4)
In 2004 and 2003, we also made matching contributions to Mr. Pigliucci's 401(k) plan account in the amounts of $6,150 and $7,000, respectively. In 2004 and 2003, we made matching contributions to Mr. Crouch's 401(k) plan account in the amounts of $6,150 and $6,000, respectively. In 2002, Mr. Crouch also received payments for reimbursement of relocation expenses of $107,218. In 2004 and 2003, we made matching contributions to Mr. Kussman's 401(k) plan account in the amounts of $6,150 and $6,000, respectively. In 2002, Mr. Kussman also received payments for reimbursement of relocation expenses of $97,857. In 2004 and 2003, we also made matching contributions to Mr. Lillig's 401(k) plan account in the amounts of $6,150 and $6,000, respectively. In 2004 and 2003, we also made matching contributions to Mr. Livingston's 401(k) plan account in the amounts of $6,150 and $6,000, respectively. The remaining amounts in this column represent the value of life insurance premiums paid on behalf of the person for whom disclosure is provided.

(5)
Mr. Crouch left the Company in January 2005. The amount in the "Bonus" column includes $106,827 that Mr. Crouch could have earned from participation in the Company's incentive compensation plan for 2004, which reduced the amount of an outstanding promissory note payable to the Company pursuant to the separation agreement entered into between the Company and Mr. Crouch as described in more detail in "Employment Contracts, Severance Agreements and Change of Control Arrangements" below.

Stock Option Grants and Exercises

        There were no stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2004. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

        The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2004 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2004		Value of Unexercised In-the- Money Options/SARs at December 31, 2004(3)
	Shares Acquired Upon Option Exercise(s) (#)
Name		Value Realized ($)(1)	Exercisable (#)(2)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Riccardo Pigliucci	—	—	250,000	—	—	—
Taylor Crouch	—	—	300,000	—	153,000	—
Craig Kussman	—	—	250,000	—	140,000	—
John Lillig	—	—	120,000	—	344,800	—
Douglas Livingston	—	—	81,248	68,752	142,996	121,004

(1)
Value realized upon option exercises is equal to the fair market value of the securities underlying the option at the time of exercise less the exercise price of the option.

(2)
The stock options granted to the Named Executive Officers prior to January 1, 2003 are immediately exercisable for all of the option shares; however, if exercised, the unvested shares would be subject to repurchase at the time of the optionee's termination of employment. The number of vested shares for each Named Executive Officer as of December 31, 2004 is as follows: Riccardo Pigliucci—227,082; Taylor Crouch—199,998; Craig Kussman—208,331; John Lillig—113,124; Douglas Livingston—81,248.

(3)
Value of unexercised in-the-money options is equal to the fair market value of the securities underlying the option at fiscal year-end ($4.71 per share) less the exercise price payable for those securities.

Employment Contracts, Severance Agreements and Change of Control Arrangements

        On April 17, 1998, we entered into an employment agreement with Mr. Pigliucci to serve as our President and Chief Executive Officer. This agreement is for an indefinite term and is terminable by Mr. Pigliucci or us at any time without cause. Under this agreement, we agreed to pay Mr. Pigliucci an initial annual base salary of $350,000 (which is subject to upward adjustments) and an annual target bonus equal to at least 50% of his base salary (which bonus will be prorated for performance of annual goals). In addition, under this agreement we reimbursed Mr. Pigliucci for relocation expenses and mortgage assistance in moving from the Weston, Connecticut area to the San Diego area. Mr. Pigliucci was granted an option to purchase 600,000 shares of our common stock, which vested over a five-year period, with 20% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 48 months of service. Mr. Pigliucci exercised this option in full in December 1998 and January 1999 and, at Mr. Pigliucci's election, he paid the purchase price for such shares in the form of two promissory notes to us bearing the minimum applicable federal interest rate. Mr. Pigliucci paid the two promissory notes, including interest, in full on December 31, 2002.

        If we terminate Mr. Pigliucci's employment other than for cause, or if Mr. Pigliucci terminates his employment upon our breach of this employment agreement (including in the event this employment agreement is not assumed in full by a successor company upon a change in control), we will automatically retain Mr. Pigliucci as a consultant to us for one year. Under this arrangement, Mr. Pigliucci will be available to provide consulting services to us for up to fifteen hours each month, and we will pay him a monthly consulting fee of one-twelfth of his base salary in effect at the time of termination of his employment.

        On October 29, 2001, we entered into a letter agreement with Mr. Kussman to serve as our Chief Financial Officer. This agreement is for an indefinite term and is terminable by Mr. Kussman or us at any time without cause. Under this agreement, we agreed to pay Mr. Kussman an annual base salary of $275,000 and an annual target bonus equal to 30% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement we paid Mr. Kussman $27,500 as a sign on bonus and reimbursed him for relocation expenses and mortgage assistance in moving from Fairfield, Connecticut to San Diego, and Mr. Kussman was granted an option to purchase 96,385 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, Mr. Kussman was granted an option to purchase 153,615 shares of our common stock. These options were granted originally to allow 100% of these options to vest on November 12, 2006, but vesting could be accelerated according to the following schedule: 25% of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $8.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive days at a price of or above $12.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $16.00 per share; and 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $18.00 per share. On January 24, 2003, the stock option grant was amended to allow the options to vest over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

        In the event Mr. Kussman is terminated without cause or chooses to resign for good reason as the result of a change of control, Mr. Kussman will be entitled to a one time lump sum payment of his then current annual base salary.

        On June 18, 2002, we entered into a letter agreement with Mr. Crouch to serve as our President and Chief Operating Officer. This agreement was for an indefinite term and was terminable by Mr. Crouch or us at any time without cause. Under this agreement, we agreed to pay Mr. Crouch an annual base salary of $325,000 and an annual target bonus equal to 35% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement we reimbursed him for relocation and mortgage assistance in moving from Sudbury, Massachusetts to San Diego, and Mr. Crouch was granted an option to purchase 300,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, on July 29, 2002, we loaned Mr. Crouch $300,000 against his full recourse non-interest bearing promissory note. The note was due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2004 fiscal year was $300,000.

        On January 18, 2005 the Company entered into a separation agreement with Taylor Crouch whereby Mr. Crouch's employment with the Company ended effective January 18, 2005 (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, Mr. Crouch received a lump sum payment of $378,538 on January 28, 2005. Additionally, the balance owed totaling $300,000 by Mr. Crouch pursuant to the promissory note made by Mr. Crouch to the Company, was reduced by the amount equivalent to the amount that Mr. Crouch could have earned from participation in the Company's incentive compensation plan for fiscal year 2004, of $106,827, plus an amount equivalent to the sum of the fair market value, on January 18, 2005, of 21,250 shares of the Company Stock under a stock grant as if such stock grant had vested as to an additional 25% plus an amount equivalent to the fair market value, as of January 18, 2005, of 8,750 vested shares of the Company's Common Stock, less any applicable withholding taxes. The remaining balance was paid in full by Mr. Crouch. In addition, Mr. Crouch will have until January 18, 2006 to exercise any of his vested options.

        On November 13, 2002, we entered into a letter agreement with Dr. Livingston to serve as our Senior Vice President and General Manager of Discovery Chemistry Services. This agreement is for an indefinite term and is terminable by Dr. Livingston or us at any time without cause. Under this agreement, we agreed to pay Dr. Livingston an annual base salary of $260,000 and an annual target bonus equal to 25% of his base salary based on accomplishment of established performance objectives and company performance. In addition, under this agreement Dr. Livingston was granted an option to purchase 150,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

        In the event Dr. Livingston is terminated without cause, Dr. Livingston will be entitled to six months of his then current annual base salary.

        On March 31, 2005, Discovery Partners International, Inc. entered into an employment agreement with Michael C. Venuti, Ph.D. to be our Chief Scientific Officer. This agreement is for an indefinite term and may be terminated by Dr. Venuti or us at any time, with or without cause. Dr. Venuti's employment agreement provides that he will receive an initial annual base salary of not less than $351,500 and will be eligible to earn an annual bonus in an amount up to 35% of his annual base salary as determined by our Board of Directors. The employment agreement also provides that subject to approval by our Board of Directors, we will grant Dr. Venuti the right to receive 200,000 shares of our common stock under our 2000 Stock Incentive Plan, which award will vest at the end of five years from the grant date subject to acceleration of vesting based upon achievement of specified performance objectives to be agreed upon by us and Dr. Venuti.

        In the event Dr. Venuti is terminated without cause or chooses to resign for good reason as the result of a change of control, Dr. Venuti will be entitled to receive any annual base salary and bonus compensation that has been earned but is unpaid as of the date of such termination. In addition, he would be entitled to continue to receive his base salary and continued health care benefits in effect as of the termination date for a period of 12 months,

        In July 2003, we entered into change in control agreements with the following officers of the Company: Riccardo Pigliucci, Taylor Crouch, Craig Kussman, John Lillig, Urs Regenass, Douglas Livingston and Richard Neale. In March 2005, we entered into a change of control agreement with Michael Venuti. In the event of both a change in control and termination of an officer's employment (either by us without cause or by the officer for good reason) either before, and in connection with, the change in control or within 365 days after the change in control, the officer will be entitled to a severance payment equal to the officer's average bonus for the three prior full calendar years of employment with us multiplied by the number of days in the calendar year through the date of termination divided by 365 and the greater of 100% (200% in the case of Riccardo Pigliucci) of the officer's annual base salary in effect immediately prior to the change in control of us or the officer's annual base salary in effect at the time notice of termination is given. Additionally, for purposes of determining the vesting of the officers' awards made under the 2000 Stock Incentive Plan, as well as any unvested shares of our stock acquired pursuant to that Plan, the officer will be treated as if he had completed an additional 12 months of service immediately before the date on which his employment is terminated.

        Under the agreements, a change in control is deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations:

  •
  a person becomes the owner of 15% or more of our voting power;

  •
  the current members of our Board of Directors (including any new Board members elected by a 2/3 vote approval of those Board members and any new Board members so approved) cease to represent a majority of the Board during any period of 24 months or less;

  •
  our stockholders approve a merger or consolidation involving us, other than a merger or consolidation in which the holders of our voting stock prior to the transaction own more than 66 and 2/3% of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction or a merger or consolidation in which no person owns 15% or more of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction;

  •
  our stockholders approve a liquidation or sale of all or substantially all of our assets; or

  •
  our board of directors determines that a change in control of us has otherwise occurred for purposes of the agreements.

        The initial term of these agreements expired December 31, 2004 and automatically renews thereafter on an annual basis unless either party gives notice by September 30th of the preceding year and no change of control of us has occurred during the 18 months before that notice.

        The Compensation Committee of the board of directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individuals, in connection with certain changes in control involving us or the subsequent termination of the officer's employment following the change in control event.

        In addition, in the event that we are acquired by merger or asset sale, each outstanding option, share of restricted stock or restricted stock unit issued, under the 2000 Stock Incentive Plan, including those held by the Named Executive Officers, which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. Also, outstanding options under the salary investment, automatic option and director fee option grant programs (not all of which are currently operative) of our 2000 Stock Incentive Plan will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

        In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee has been composed of Dr. Hixson, Mr. Walker and Sir Dollery since May 17, 2001. No member of the Compensation Committee was at any time during the 2004 fiscal year, or at any other time, one of our officers or employees. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement, each of the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Board Compensation Committee Report on Executive Compensation

        The following is a report delivered by the Compensation Committee of our board of directors.

        As members of the Compensation Committee of the board of directors, it is our duty to set the base salary of the Company's executive officers and to administer the Company's 2000 Stock Incentive Plan under which grants may be made to them and other key employees. In addition, we approve the individual bonus programs to be effective for the executive officers each fiscal year.

        General Compensation Policy.    Our fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements:

  •
  base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in the industry,

  •
  annual variable performance awards payable in cash and tied to the achievement of performance goals established by us, and

  •
  long-term, stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        As an officer's level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company's performance and stock price appreciation rather than base salary.

        Factors.    The principal factors that the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 2004 fiscal year are summarized below. We may in our discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policy indicated above.

        Base Salary.    The base salary for each officer is set on the basis of:

  •
  industry experience, knowledge and qualifications,

  •
  the salary levels in effect for comparable positions within the Company's principal-industry marketplace competitors, and

  •
  internal comparability considerations.

        The Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. The Compensation Committee estimates that the 2004 salary levels of the Company's executive officers range from the 50th percentile to the 75th percentile of the salary levels in effect for comparable positions at those other companies.

        Annual Incentive Compensation.    The Company's board of directors, based on the recommendation of the Compensation Committee, approved a new bonus program in 2004 whereby annual bonuses are earned by the Company's eligible employees, including executive officers, solely on the basis of the achievement of both corporate performance targets and individual performance targets that the Compensation Committee establishes at the start of the fiscal year. The corporate performance targets for 2004 established by the Compensation Committee in connection with this new bonus program required that the Company meet or exceed specified revenue, net income and backlog amounts in 2004. Because publication of sensitive and proprietary quantifiable targets and other specific goals for the company and its executive officers could place the Company at a competitive disadvantage, it has not been the Company's practice to disclose the specific financial performance target levels set forth in its incentive compensation plans. However, the actual results for each of the quantifiable target factors are publicly available and reflect an increase in 2004 revenues, net income and backlog levels over the 2003 levels. Calculated on a weighted average basis in accordance with the terms of this new bonus program, the Company's actual revenue, net income and backlog performance during 2004 was 81% of the amounts specified under the program as corporate performance targets for revenue, net income and backlog in 2004. As a result, under the terms of the new bonus program, the baseline potential bonus for each eligible employee was multiplied by 81%, resulting in a lower potential bonus for each eligible employee. These lower potential bonus amounts were then allocable to each eligible employee based 50% on achievement of the corporate performance targets and 50% on achievement of individual performance targets, resulting in substantially all eligible employees, including executive officers, receiving lower bonuses in 2004 than in 2003.

        Long-Term Incentive Compensation.    During 2004, the Compensation Committee approved the grant of restricted stock to certain executive officers under our 2000 Stock Incentive Plan. The Compensation Committee recommended and board of directors approved granting restricted stock to these executive officers in lieu of stock options (which had been the Company's historical practice) and expects to continue this practice into the future if it determines that the grant of additional equity awards are appropriate. The vesting of the 2004 restricted stock grant is based on achieving corporate performance objectives as well as service. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each grant was based on the officer's level of responsibilities and relative position in the Company.

        CEO Compensation.    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pigliucci, the Compensation Committee has sought to be competitive with other companies in the industry, while at the same time tying a significant percentage of such compensation to the Company's performance and stock price appreciation. An employment agreement between the Company and Mr. Pigliucci sets forth certain terms and conditions, including minimum compensation, governing Mr. Pigliucci's employment. Mr. Pigliucci did not receive separate compensation for serving as Chairman of the Board.

        The Compensation Committee established Mr. Pigliucci's 2004 base salary of $460,000 based upon its evaluation of his personal performance and its objective to have his base salary keep pace with salaries being paid to similarly situated chief executive officers. The Compensation Committee estimates that his 2004 base salary is at the 50th to 75th percentile of the salary levels paid to such other chief executive officers.

        Mr. Pigliucci's total bonus potential for 2004 was $230,000 (50% of base salary) at a 100% achievement rate of both personal and corporate goals. The actual bonus of $94,163 represents an 81% achievement rate of corporate objectives and a 0% achievement rate of personal objectives, such as share price appreciation, succession planning and completion of merger and acquisition transactions, among other personal goals, and consistent with the new bonus program described above. The Compensation Committee considered an evaluation Mr. Pigliucci provided to the Compensation Committee and determined that a 0% personal achievement was appropriate. In addition, in keeping with the long-term incentive objective described above, Mr. Pigliucci received a restricted stock award of 100,000 shares of the Company's common stock, which award vests at the end of five years from the grant date subject to acceleration of vesting if the closing price of the Company's common stock achieves specified levels. The value of the restricted stock grant was $526,000 based on the fair market value as of the date of grant.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid in cash to the Company's executive officers for the 2004 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to the Company's executive officers for fiscal 2005 will exceed that limit. The 2000 Stock Incentive Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and therefore will not be subject to the $1.0 million limitation.

        It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

        We conclude our report with the acknowledgement that no member of the Compensation Committee is a current officer or employee of the Company or any of its subsidiaries.

Submitted by the Compensation Committee of the Board of Directors John P. Walker, Chairman Sir Colin Dollery Harry Hixson, Jr. Ph.D.

Performance Graph

        The graph below shows a comparison of cumulative total stockholder returns from the date of our IPO through December 31, 2004 for our common stock, the Nasdaq Stock Market (U.S. Companies) Index ("Nasdaq-US"), and the Nasdaq Pharmaceuticals Index ("Nasdaq-PH"). The graph assumes that $100 was invested in our common stock and in each index on July 27, 2000, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock.

        The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future stockholder returns.

COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
AMONG DISCOVERY PARTNERS INTERNATIONAL, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ PHARMACEUTICAL INDEX

* $100 invested on 7/27/00 in stock or on 6/30/00 in Index-
including reinvestment of dividends.
Fiscal year ending December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Walker was Chairman and President of Axys Pharmaceuticals, Inc. until January 2001. On April 28, 2000, we acquired Axys Advanced Technologies, Inc. ("AAT") from Axys Pharmaceuticals.

        In connection with our acquisition of AAT, we entered into a Standstill Agreement with Axys Pharmaceuticals pursuant to which Axys Pharmaceuticals agreed for itself and its affiliates that until the later of the date on which Axys Pharmaceuticals and its affiliates hold less than 5% of our then-outstanding common stock or April 28, 2010, Axys and its affiliates will not, without our prior written consent: (a) acquire any of our voting securities or those of our subsidiaries, (b) solicit proxies for the voting of our voting securities, (c) make any public announcement or submit any proposal for any extraordinary transaction (other than a sale) of our voting securities or assets, (d) form or join in any group for the voting of our voting securities or (e) otherwise seek to influence our management, board or policies.

        In addition, we agreed that at each annual meeting of our stockholders at any time during which our shares are publicly traded, we will include on our management slate of director nominees the number of persons designated by Axys Pharmaceuticals that Axys Pharmaceuticals could elect (if "cumulative voting" was applicable) solely through the voting of our voting securities that it owns, provided that in no case can the number of designees exceed the number which is two less than the number that would constitute a majority of the members of our board of directors. The two initial Axys Pharmaceuticals designees were John P. Walker and Alan Lewis.

        In November 2001, the Celera Genomics group ("Celera") of Applera Corporation acquired Axys Pharmaceuticals. In 2002, Celera did not exercise its right to designate a nominee for inclusion on our management slate of director nominees. Mr. Walker's initial term on our board expired at the 2002 annual meeting. However, he was re-elected to the board for a second term as an independent director, based on our own nominating-decision judgment and not as a result of designation by Axys/Celera. In addition, in order to eliminate any interpretation that he is serving as a designee of Axys/Celera, Dr. Lewis resigned from our board effective the day before the 2002 annual meeting of stockholders, even though his term as a director would not have expired until the 2003 annual meeting of stockholders; and he was also re-elected to the board at the 2002 annual meeting of stockholders as an independent director for the term ending upon the 2005 annual meeting of stockholders, based on our own nominating-decision judgment. In 2003, Axys/Celera exercised its right and designated Dr. Venuti for inclusion on our management slate of director nominees. Dr. Venuti was Senior Vice President of Pharmacogenomics of the Celera Genomics Group of Applera Corporation from May 2003 to March 2005. Effective March 31, 2005, Dr. Venuti was appointed our Chief Scientific Officer.

        Axys Pharmaceuticals agreed in the Standstill Agreement to vote each year for the entire management slate of director nominees.

        In May 2004, under the terms of an investor's rights agreement entered into in April 2000 to which Axys Pharmaceuticals and we are parties, Axys Pharmaceuticals exercised its right to require us to register its shares (7,222,000) of the Company's common stock for resale. Consequently, the Standstill Agreement was terminated.

        We subleased our facility in South San Francisco, California from Axys Pharmaceuticals through November 2003. In the year ended December 31, 2003, we paid Axys Pharmaceuticals a total of $787,194 under this agreement.

        On July 29, 2002, we loaned Taylor Crouch, our President and Chief Operating Officer, $300,000 against his full recourse non-interest bearing promissory note for mortgage assistance. The note was due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2004 fiscal year was $300,000.

        On January 18, 2005 the Company entered into a separation agreement with Taylor Crouch whereby Mr. Crouch's employment with the Company ended effective January 18, 2005 (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, Mr. Crouch received a lump sum payment of $378,538 on January 28, 2005. Additionally, the balance owed totaling $300,000 by Mr. Crouch pursuant to the promissory note made by Mr. Crouch to the Company, was reduced by the amount equivalent to the amount that Mr. Crouch could have earned from participation in the Company's incentive compensation plan for fiscal year 2004, of $106,827, plus an amount equivalent to the sum of the fair market value, on January 18, 2005, of 21,250 shares of the Company Stock under a stock grant as if such stock grant had vested as to an additional 25% plus an amount equivalent to the fair market value, as of January 18, 2005, of 8,750 vested shares of the Company's Common Stock, less any applicable withholding taxes. Mr. Crouch paid the remaining balance in full. In addition, Mr. Crouch will have until January 18, 2006 to exercise any of his vested options.

        We have certain additional agreements with our directors and officers described under the caption "Employment Contracts, Severance Agreements and Change of Control Arrangements".

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of Forms 3, 4, and 5 and amendments thereto furnished to us, or written representations that no Form 5s were required, we believe that, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

CODE OF ETHICS

        We have adopted a Code of Business Conduct that applies to all officers, directors and employees. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at www.discoverypartners.com.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        The deadline for stockholders to submit proposals to be considered for inclusion in the Company's proxy statement for next year's annual meeting of stockholders is December 20, 2005. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws, which among other things require notice to be delivered or mailed and received at the Company's executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in the Company's proxy statement for next year's annual meeting of stockholders is on or before January 13, 2006 (120 days prior to May 12, 2006, the anniversary of the date of this year's Annual Meeting).

ANNUAL REPORT

        A copy of the Annual Report of the Company for the 2004 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

        We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 10, 2005. Stockholders may obtain a copy of this report, without charge, by writing to Craig S. Kussman, Chief Financial Officer and Secretary and Senior Vice President, Finance and Administration of the Company, at our principal executive offices located at 9640 Towne Centre Drive, San Diego, CA 92121. It is also available on our website at www.discoverypartners.com.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 18, 2005	Craig S. Kussman Chief Financial Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
DISCOVERY PARTNERS INTERNATIONAL, INC.
May 12, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To elect directors to serve for a three-year term ending in the year 2008 or until their successors are duly elected;			2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	( ) John P. Walker ( ) Dr. Alan J. Lewis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)
The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF Proposal 2. This Proxy, when properly executed and returned, will be voted as specified above. If this Proxy is properly executed and returned and no specification is made, this Proxy willbe voted IN FAVOR OF the election of the directors listed above, IN FAVOR OF Proposal 2 and in accordance with Item 3. Each of the matters to be acted upon set forth above in Proposals 1 and 2 have been proposed by the Company.
	INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DISCOVERY PARTNERS INTERNATIONAL, INC.

PROXY
Annual Meeting of Stockholders, May 12, 2005
This Proxy is Solicited on Behalf of the Board of Directors of
Discovery Partners International, Inc.

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 12, 2005 and the Proxy Statement and appoints Riccardo Pigliucci and John Lillig, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Discovery Partners International, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121 on Thursday, May 12, 2005 at 11:00 a.m. Pacific Daylight Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

May 12, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To elect directors to serve for a three-year term ending in the year 2008 or until their successors are duly elected;			2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	( ) John P. Walker ( ) Dr. Alan J. Lewis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)
The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF Proposal 2. This Proxy, when properly executed and returned, will be voted as specified above. If this Proxy isproperly executed and returned and no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above, IN FAVOR OF Proposal 2 and in accordance with Item 3. Each of the matters to be acted upon set forth above in Proposals 1 and 2 have been proposed by the Company.
	INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

GENERAL
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Recommendation of the Board of Directors
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITORS
Recommendation of the Board of Directors
OTHER MATTERS
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN* AMONG DISCOVERY PARTNERS INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ PHARMACEUTICAL INDEX
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K